Exhibit 10.2

AMENDMENT TO LICENSE AGREEMENT

This agreement (the “Amendment”) is entered into on November 8, 2019 (the "Effective Date"), by and between Resdevco Research and Development Company Ltd., reg. no. 510422223 (the "Licensor") and Wize Pharma Ltd., reg. no. 520033259, the former name of which is Star Night Technologies Ltd. (the “Licensee”) (the Licensor and the Licensee, each a “Party” and shall be collectively referred to hereinafter as the "Parties").

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive Distribution and Licensing Agreement dated May 1, 2015, as amended from time to time through the date hereof (the “License Agreement”), setting forth the terms and conditions of the license and distribution rights granted by the Licensor to the Licensee in the territory of the United States of America, and any other applicable territory under the License Agreement (the “Territory”); and

WHEREAS, the Parties wish to amend and update certain obligations and time frames which were previously agreed in the License Agreement,

NOW THEREFORE, the Parties hereby declare and agree as follows:

1.	Definitions:

The following terms shall have the following meaning in this Amendment and in the License Agreement (including all its amendments)

(a)	"Distributor" shall mean a third party which will either resell the or be authorized to cause the sale of the Product to retailers or to medical service providers.
(b)	"Marketing Approval" shall mean an approval for the sale of the Product granted in the Territory by the Food and Drug Agency ("FDA").
(c)	"Product" shall mean unit-dose eye drops for the treatment of Conjunctivochalasis or treatment of ophthalmological symptoms of Sjögren syndrome.
2.	Postponement of Minimum Royalties:
a.	The Licensee's obligation under the License Agreement to make guaranteed yearly minimum royalty payments, for the years 2020 and 2021, in amount of Four Hundred Seventy Five thousand US Dollars ($475,000) per year, as provided in Article 7.3 of the License Agreement (the "Minimum Royalties") - shall be partially deferred and amended so that for each of the calendar years 2019 and 2020, the Licensee shall pay one hundred fifty thousand US Dollars ($150,000) (the "Reduced Royalties"), all in accordance with all other terms and conditions provided in the License Agreement, not later than January 1, each year.
b.	The amount of Six Hundred and Fifty Thousand US Dollars ($650,000) (the "Deferred Amount") - shall be subject to receipt of Marketing Approval, immediately due and payable, no later than the second anniversary of the first Marketing Approval.
c.	Notwithstanding the deferral of payment of the Deferred Amount, if following Marketing Approval, annual royalties due to the Licensor pursuant to Article 7 of the License Agreement exceed the annual Minimum Royalties, an amount equal to 50% of such excess annual royalties shall be added towards settlement of the Deferred Amount by the Licensee.

3.	Extension of Regulatory Approvals:

The following language shall replace Section 12.5 of the License Agreement:

12.5)	RESDEVCO shall be entitled, at its option, to terminate this Amendment (including the License Agreement hereunder), by giving LICENSEE 30 (thirty) days' written notice, and those 30 days from the date of receipt of the notice of termination shall constitute a remedy period during which the Licensee shall be entitled to remedy the situation and if the situation is remedied then the Licensor shall not be entitled to terminate this Amendment or the License Agreement, if:

(a)	A Pre-IND for the Product, is not submitted to the FDA or an equivalent regulatory authority in the Territory by December 31, 2020; or
(b)	The Marketing Approval is not obtained for Finished Product in the Territory by December 31, 2023. If the LICENSEE can show that the delay was beyond its reasonable control (including through the use of adequate advisors and agents), an extension of one year will be granted to the LICENSEE in order to obtain the Marketing Approval; or
(c)	Commercial sales of Product shall not have commenced within six (6) months following receipt of Marketing Approval for the Product, in the Territory; or
(d)	Commercial sale of the Product having commenced, and payment under Article 7 (as amended hereunder) is not timely paid by LICENSEE.

4.	Royalty Payments:

The provision of Article 7.1 to the License Agreement with respect to royalty payments payable to the Licensor shall be amended as follows: In addition to the Minimum Royalties, the Licensor shall be entitled to the greater of: (a) $0.6 US Dollars (60 cents) per each unit-dose box of the Finished Product (and/or any other product making use of the Licensed Technology) actually sold in the Territory; and (b) nine percent (9%) of the Licensee's gross revenues generated by the Licensor from sales of the Finished Products in the Territory (both to be calculated annually).

5.	Appointment of Distributor.

The appointment of a Distributor in any territory included in the License Agreement, other than in the United States of America, and any license or right, explicit or implied, for such Distributor to handle regulatory approvals, clinical trials, indication processes, registration procedures or such other actions which require pharmaceutical professional skills - shall require Licensor's written advance approval, not to be unreasonably withheld, of the appointment of such Distributor and granting it such duties and responsibilities.

The proposed contract entered by Licensee with HPGC regarding distribution in the PROC shall need to be rectified and approved by Resdevco. In order to remove any doubt, to the extent no such approval is granted – it is acknowledged to have no force and affect.

6.	Miscellaneous.
(a)	Except as explicitly provided above, this Amendment shall not derogate from or amend the provisions of the License Agreement or any of the previous amendments of the License Agreement, and they shall remain in full force and effect throughout their terms.
(b)	The License Agreement, including its amendments, constitutes the entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof.
(c)	In the event of any inconsistency between the provisions of this Amendment and the provisions of the License Agreement or any previous amendments thereof, the provisions of this Amendment shall prevail.
(d)	Any amendment of this Amendment and any waiver of any of the terms or conditions thereof may only be made (either generally or in a particular instance and either retroactively or prospectively), in writing, executed by both Parties.
(e)	To the extent permitted by applicable law, a petition for relief under any bankruptcy statute is filed by or against the Licensee, or the Licensee makes an assignment for creditors, or a receiver is appointed for all or a substantial part of the Licensee’s assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days, then any deferral of Minimum Royalty payments due under this Amendment shall cease,, and such amount shall be come immediately due.
(f)	In order to remove any doubt, the Deferred Amount will become due 60 days after the Pre IND meeting conclusion, provided Licensee has not notified Licensor, in writing, of termination of the License Agreement. In case of such termination, the Deferred Amount shall not be due.
(g)
(h)	As of the Effective Date, each of the Parties hereby confirm that they have no outstanding claims against the other Party in respect to this Amendment or the License Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date written above.

/s/ Prof. S. Dikstein		/s/ Noam Danenberg
Resdevco Research and Development Company Ltd.		Wize Pharma Ltd.

By:	Prof. S. Dikstein	By:	Noam Danenberg
Title: Chief Executive Officer		Title: Chief Executive Officer

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